Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated July 16, 2018, is between ONCOSEC MEDICAL INCORPORATED (the “Company”) and SARA M. BONSTEIN (“Executive”).

I. POSITION AND RESPONSIBILITIES

A. Position. Executive is employed by the Company to render services to the Company in the position of Chief Operating Officer / Chief Financial Officer (“COO / CFO”) beginning on July 16, 2018 (the “Commencement Date”). Executive shall perform such duties and responsibilities as are normally related to the positions of COO/CFO in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company and to devote to the performance of such duties and responsibilities Executive’s full-time effort. Executive shall perform her duties to the best of her ability and in a diligent and proper manner, and Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), in either case that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Executive has provided the Company with a copy of any prior employment agreements. Executive does not believe that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement violates any obligations Executive may have to any other person or entity.

II. COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year, before deducting all applicable withholdings (“Base Salary”). Executive may elect to receive, in lieu of cash, the Base Salary, or a portion thereof, in the form of shares of the Company’s common stock. Such election shall be made annually during an open trading window (as set forth in the Company’s insider trading policy) and on or before September 15 or, if later, during the next open trading window. The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice and any shares of the Company’s common stock shall be issued at the same time cash would have been paid. Any installment of shares of the Company’s common stock shall be valued at the fair market value closing price of the Company’s common stock on the trading day immediately prior to the date of issuance. Notwithstanding the foregoing, if, in the Company’s discretion, there are insufficient shares of the Company’s common stock available under the Company’s 2011 Stock Incentive Plan to honor Executive’s election to receive any portion of her Base Salary in shares of the Company’s common stock on any payroll date, the entire Base Salary installment shall be paid in cash. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company.

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B. Sign-on Bonus. The Company agrees to pay Executive a lump sum cash signing bonus in the amount of $75,000, (the “Signing Bonus”), less payroll deductions and withholdings, within thirty (30) days of the Commencement Date. If Executive’s service with the Company ceases due to a termination with Cause, or Executive’s resignation other than for Good Reason at any time within the first twelve (12) months following the Commencement Date, Executive shall be required to repay the Signing Bonus to the Company within thirty (30) days of such termination.

C. Annual Bonus. With respect to each calendar year during the Employment Term, Executive will be eligible to earn an annual bonus in a target amount of forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”). For the period from the Commencement Date to December 31, 2018, Executive shall be eligible for a pro-rata Annual Bonus. The actual bonus paid may be lower than the Annual Bonus depending on the degree of achievement of performance objectives, with the assessment of performance determined by the Company’s board of directors (the “Board”) or the Compensation Committee of the Board. The initial set of performance objectives will be reasonably established by the Board or the Compensation Committee of the Board, within sixty (60) days of the Commencement Date. Subsequent performance objectives will be reasonably established by the Board or the Compensation Committee of the Board within sixty (60) days of the beginning of the calendar year to which the Annual Bonus relates. Any Annual Bonus earned by Executive during the Employment Term may be paid, in the Company’s sole discretion, in cash or shares of the Company’s common stock, or any combination thereof, and will be paid to Executive within sixty (60) days of the end of the calendar year for which the Annual Bonus was earned, but in no event later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned. Executive must be employed on the last day of each calendar year in order to be eligible to receive an Annual Bonus for that calendar year; provided, however, that if the Company terminates Executive’s employment other than For Cause prior to the last day of the relevant calendar year, then the Company may pay a pro rata portion of the Annual Bonus in a single lump sum payment within sixty (60) days of the end of the relevant calendar year, but in no event later than March 15th of the calendar year following the calendar year in which such termination other than For Cause occurs and subject to Executive’s timely execution and subsequent non-revocation of the Company’s standard separation and release agreement in the form attached hereto as Exhibit A.

D. Restricted Stock Unit Grants.

(i) In consideration of Executive’s entering into this Agreement, Executive shall be awarded a one-time grant of 625,000 restricted stock units, each convertible on a one-for-one basis into shares of the Company’s common stock, subject to the following vesting terms: 312,500 units shall vest on the Commencement Date and the remaining 312,500 units shall vest in equal quarterly installments over the next two years, such that the full award would be fully vested on July 16, 2020. The Company will utilize the net tax withholding method. The Executive will receive the net shares and the Company will withhold a number of shares having a fair market value as of the vesting date equal to the amount of required tax withholding and pay the such taxes related to this award on behalf of the Executive. The utilization of the net tax withholding method is non-voluntary by the Executive.

(ii) Notwithstanding the foregoing, Executive shall also be eligible to be granted such equity awards as may be approved by the Board or the Compensation Committee of the Board in its sole discretion, subject to regulatory approval and subject to the terms and conditions set out in the Plan, including all terms and conditions regarding vesting and exercise of such equity awards upon termination or other events.

E. Airfare Allowance. The Company shall reimburse Executive for her airfare between her home in Pennsylvania and the Company’s headquarters in San Diego.

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F. Personal Income Tax Return Preparation. The Company shall reimburse Executive for personal income tax return advice and preparation, up to a maximum of $2,500 per year, provided that Executive is employed with the Company at the time the reimbursement is paid.

G. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to any other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

H. Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation. In addition, Executive may be entitled to additional paid vacation during each calendar year, depending upon the length of Executive’s employment with the Company, in accordance with the vacation accrual schedules and applicable vacation policies and procedures of the Company, including the maximum cap on accrual, as applied to other employees of the Company and which may be changed from time to time by the Company, but the paid vacation shall not be less than the amount of vacation Executive was entitled to receive from the Company as of the Commencement Date.

I. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

J. Indemnification. In the event that Executive incurs employment related legal fees arising out of this agreement., the Company agrees to reimburse Executive for all such reasonable fees and related claw backs.

III. AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. Initial Term and Renewal. The initial term of this Agreement shall be for a period of three (3) years commencing on the Commencement Date (the “Initial Term”) and, commencing at the end of the Initial Term, shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the “Employment Term”), unless terminated earlier pursuant to the provisions of Section IV or V below. Either party may terminate this Agreement as of the end of the then-current period by giving written notice at least ninety (90) days prior to the end of that period. Upon and after any such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Severance. Except in situations where the employment of Executive is terminated For Cause or by death or by Disability (as defined in Section IV below), in the event that (i) the Company terminates Executive’s employment; or (ii) Executive resigns for Good Reason (as defined in Section V below), then:

(i) (A) within five (5) business days after the date of termination, the Company shall pay Executive any earned but unpaid Base Salary and (B) within a reasonable time following submission of all applicable documentation, the Company shall pay any expense reimbursement payments owed to Executive for expenses incurred prior to the date of termination (collectively, the “Accrued Obligations”);

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(ii) Subject to Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A within forty-five (45) days following the termination date (and non-revocation thereof within seven (7) days thereafter), (A) if, as of the date of termination, Executive shall have provided services to the Company for at least six (6) months but less than twelve (12) months, Executive will be entitled to payment by the Company of an amount equal to (i) one-half (1/2) of Executive’s then-current Base Salary and Annual Bonus plus (ii) six (6) months’ of medical and dental COBRA premiums based on the level of coverage in effect for Executive (e.g., employee only or family coverage) on the date of termination; (B) if, as of the date of termination, Executive shall have provided services to the Company for at least twelve (12) months, Executive will be entitled to payment by the Company of an amount equal to (i) Executive’s then-current Base Salary and Annual Bonus and (ii) twelve (12) months’ of medical, vision and dental COBRA premiums based on the level of coverage in effect for Executive (e.g., employee only or family coverage) on the date of termination (“Severance”). Severance shall be paid as salary continuation (and not as a lump sum) over the applicable period and in accordance with the Company’s standard payroll practices. The first payment of Severance shall be made within sixty (60) days after the date of termination and shall include any amounts that accrued to Executive post-termination of employment but that were not paid pending receipt of the executed release agreement. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, by death or by Disability (as defined in Section IV below), if Executive has not satisfied the length of service requirements for Severance or if Executive’s employment is terminated by Executive (except a resignation for Good Reason as provided in Section V.B. below); and

(iii) Subject to Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A within forty-five (45) days following the termination date (and non-revocation thereof within seven (7) days thereafter), all stock options and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be, unless equity incentive awards, other than stock options and stock appreciation rights, are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, they will be earned pursuant to their express terms based on actual achievement of performance criteria (but without any continuing service-based vesting requirement), provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”) shall be paid or settled on the earliest date coinciding with or following the date of termination that does not result in a violation of or penalties under Code Section 409A.

IV. OTHER TERMINATIONS BY COMPANY

A. Termination For Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within thirty (30) days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally which misfeasance or malfeasance is not cured within thirty (30) days after written notice to Executive from the Company. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

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B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, the Accrued Obligations, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive the Accrued Obligations, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V. TERMINATION BY EXECUTIVE

A. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon six (6) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the six (6) week notice period. Thereafter all obligations of the Company shall cease.

B. Good Reason. For purposes of this Agreement, Good Reason means any one or more of the following events, unless Executive consents to such event in writing or by notifying the Company that Executive will not terminate employment on the basis of such event within thirty (30) business days thereafter:

(i) A reduction in the amount of Executive’s base compensation (a) in a manner that disproportionately adversely affects Executive, as compared to other senior Company management or (b) by more than 10% from the initial Base Salary set forth in this Agreement;

(ii) A material and adverse change in Executive’s duties, authority or responsibilities with the Company relative to the duties, authority or responsibilities in effect immediately prior to such reduction;

(iii) A material breach by the Company of any of its obligations under this Agreement; or

(iv) The Company giving Executive notice of non-renewal of this Agreement pursuant to Section III.A above.

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Provided, however, that no such event described above will constitute Good Reason unless: (x) Executive gives written notice to the Company describing the nature of such event within sixty (60) days of the initial existence of such event; and (y) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice (the “Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s termination of employment must occur, if at all, within ninety (90) days following the last day of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

VI. TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII. INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive agrees to enter into and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during her employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

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VIII. LIABILITY COVERAGE

The Company agrees to maintain commercially reasonable Director’s and Officer’s insurance as well as commercially reasonable products-work hazard liability insurance (clinical trials insurance) covering the customary potential liabilities of Executive in her role as officer of the Company. The coverage shall address customary liabilities specifically stemming from the Company’s involvement in running clinical trials to the extent available at a reasonable cost.

IX. ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall award the prevailing party all reasonable costs and attorneys’ fees incurred during any such proceeding. The arbitrator shall apply California law to the merits of any dispute or claim. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

X. AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI. ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

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B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by email, (c) by a nationally recognized overnight courier service; or (d) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address or email shall be effective only when done in accordance with this Section.

Company’s Notice Address:	Executive’s Notice Address and Email:
OncoSec Medical Incorporated Attn: Daniel O’Connor, CEO & President	Sara M. Bonstein
24 Main Street Pennington, NJ	1578 Wrightstown Road Newtown, PA 18940
United States of America	United States of America
Email:	Email: sbonstein@yahoo.com

XIII. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV. TAXES

A. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive (the “Tax Withholding Obligations”). With respect to any payment of Base Salary or Annual Bonus issued in shares of the Company’s common stock, at any time not less than five (5) business days before any Tax Withholding Obligation arises, Executive may elect to satisfy her Tax Withholding Obligation by, if permissible under applicable law, directing the Company to withhold the whole number of share of the Company’s common stock sufficient to satisfy the minimum applicable Tax Withholding Obligation. Executive acknowledges that the withheld shares of the Company’s common stock may not be sufficient to satisfy Executive’s minimum Tax Withholding Obligation. Accordingly, Executive agrees to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of the Company’s common stock described above.

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B. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with or be exempt from the requirements of Code Section 409A. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. To the extent the payment of any amount pursuant to Section III of this Agreement constitutes deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and such amount is payable within a number of days that begins in one calendar year and ends in a subsequent calendar year, such amount shall be paid in the subsequent calendar year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime. Notwithstanding anything contained herein to the contrary, (x) in no event shall Executive’s date of termination occur until she experiences a “separation of service” within the meaning of Code Section 409A, and the date on which such separation from service takes place shall be the date of termination, and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation of service” within the meaning of Code Section 409A and (y) to the extent the payment of any amount pursuant to Section III.B constitutes deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and such amount is payable within a number of days that begins in one calendar year and ends in a subsequent calendar year, such amount shall be paid in the subsequent calendar year. To the extent Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if Executive dies following her date of termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. Executive acknowledges that, in entering into this Agreement, she has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Code Section 409A and any similar sections of state tax law.

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C. In the event that it is determined by the Company in its sole discretion that any payment or benefit to Executive under this Agreement, or otherwise, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. The order in which the payment will be reduced are (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. In no event will Executive have any discretion with respect to the ordering of payment reductions.

XV. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVI. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVII. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to the Proprietary Information Agreement, shall survive the termination of employment and the termination of this Agreement.

XVIII. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XIX. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XX. ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXI. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ONCOSEC MEDICAL INCORPORATED	SARA M. BONSTEIN

/s/ Daniel J. O’Connor	/s/ Sara M. Bonstein
Signature	Signature

Daniel J. O’Connor
By
July 16, 2018
Date

Chief Executive Officer and President
Title

July 16, 2018
Date

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EXHIBIT A

FORM OF SEPARATION RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release Agreement”), dated ___________, 20__, by and among ONCOSEC MEDICAL INCORPORATED (the “Company”) and Sara M. Bonstein (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Severance Agreement, dated ____________, 20__ (the “Severance Agreement”), pursuant to which Executive is eligible to receive severance benefits, contingent upon certain conditions set forth in the Severance Agreement. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Severance Agreement;

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated July 16, 2018 (“Employment Agreement”); and

WHEREAS, one such condition set forth in the Severance Agreement to receiving the severance benefits is Executive’s execution, delivery and non-revocation of this Release Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Release Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. In exchange for the general release of claims and other agreements contained in this Release Agreement, Executive will receive the Severance as set forth in the Severance Agreement following Executive’s execution and subsequent non-revocation of this Release Agreement during any applicable statutory revocation period.

2. Executive agrees not to disparage the Company and its officers, directors, employees, shareholders, members and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation.

3. In exchange for the separation benefits described above, Executive completely releases the Company and each of its affiliated, related, parent or subsidiary entities, and each of its and their present and former officers, directors, employees, shareholders, members and agents (the “Released Parties”) from any and all claims of any kind, known and unknown, which Executive may now have or have ever had against any of them. This release includes all claims arising from Executive’s employment with the Company and its termination, including claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended, or any other claims for violation of any federal, state, or municipal statutes, any and all claims in contract or tort or premised on any other legal theory and any and all claims for attorneys’ fees and costs; provided, however, that nothing in this Release Agreement shall (a) waive any rights or claims of Executive that arise after this Release Agreement becomes effective, (b) impair or preclude Executive’s right to take action to enforce the terms of this Release Agreement, (c) impair Executive’s vested rights under any tax-qualified retirement plan maintained by the Company and its affiliates, or (d) impair Executive’s rights to indemnification under any indemnification agreement(s) between Executive and the Company any rights to and claims for indemnification or as an insured under any directors and officers liability insurance policy in connection with Executive’s service as an officer, employee or agent of the Company or any of its and their subsidiaries and affiliates, under their respective certificates of incorporation, by-laws or operating agreements, or otherwise as provided by law. Executive agrees not to file, cause to be filed, or otherwise pursue any claims released by this paragraph. Notwithstanding the foregoing, Executive acknowledges and understands that Executive is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

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4. It is the Company’s and Executive’s intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Executive may have against the Released Parties.

Executive expressly acknowledges that she is aware of the existence of California Civil Code § 1542 and its meaning and effect. Executive expressly acknowledges that she has read and understands the following provision of that section, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly waives and releases any right to benefits she may have under California Civil Code § 1542 to the fullest extent she may do so lawfully. Executive further acknowledges that she may later discover facts different from, or in addition to, those facts now known to her or believed by her to be true with respect to any or all of the matters covered by this Release Agreement, and she agrees this Release Agreement nevertheless shall remain in full and complete force and effect.

5. Executive acknowledges that the Severance as set forth in the Severance Agreement exceeds the amount to which Executive otherwise is entitled should Executive not execute, deliver and not revoke this Release Agreement, each within the applicable periods set forth in this Release Agreement. Executive understands and agrees that this Release Agreement shall be maintained in strict confidence, and that Executive shall not disclose any of its terms to another person, except legal counsel, unless required by law. Executive further acknowledges that Executive has received the Disclosure under Title 29 U.S. Code Section 626(f)(1)(H) which is attached hereto as Exhibit 1.

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6. Executive agrees to return all Company materials in Executive’s possession. Executive shall comply with Executive’s continuing obligations under the Proprietary Information and Invention Assignment Agreement (the “Proprietary Information Agreement”).

7. Executive acknowledges that Executive has forty-five (45) days to consider this Release Agreement (but may sign it at any time beforehand if Executive so desires), and that Executive is advised to consult an attorney in doing so. Executive hereby acknowledges that Executive understands the significance of this Release Agreement, and represents that the terms of this Release Agreement are fully understood and voluntarily accepted by Executive. Executive also acknowledges that Executive can revoke this Release Agreement within seven (7) days of signing it by sending a-letter to that effect at the following address:

OncoSec Medical Incorporated.

Board of Directors

3565 General Atomics Court #100

San Diego, California 92121

Executive understands and agree that this Release Agreement shall not become effective nor enforceable until the seven (7) day revocation period has expired.

8. This Release Agreement and the Severance Agreement contain all of the parties’ agreements and understandings with respect to the matters herein and fully supersede any prior agreements or understandings that the parties may have had regarding such matters, except for the Proprietary Information Agreement and the Employment Agreement. This Release Agreement shall be governed by California law and may be amended only in a written document signed by Executive and duly authorized representative of the Company, other than Executive. If any term in this Release Agreement is unenforceable, the remainder of the Release Agreement will remain enforceable.

9. If Executive wishes to accept the terms of this Release Agreement, please sign below and return a copy of this Release Agreement to the Company between the last day of employment and _________________________.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have duly executed this Release Agreement as of the last date written below.

ONCOSEC MEDICAL INCORPORATED:	SARA M. BONSTEIN:

By:	Date:

Name:

Title:

Date:

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